                                                                   EXHIBIT 10.57





                            STOCK PURCHASE AGREEMENT



                                 BY AND BETWEEN

                              THE DWYER GROUP, INC.
                             A DELAWARE CORPORATION
                                     (BUYER)

                          BARTON G. TRACY, INDIVIDUALLY
                                    (SELLER)

                                       AND

                                GLASSMARKS, INC.
                            A WASHINGTON CORPORATION,
                                    (COMPANY)


                            DATED AS OF JULY 24, 1998

                                TABLE OF CONTENTS

                                                                                                               PAGE
PREAMBLE........................................................................................................  1

ARTICLE 1-SALE OF STOCK.........................................................................................  1

ARTICLE 2-CONSIDERATION AND MANNER OF PAYMENT...................................................................  2
         2.1      PURCHASE PRICE................................................................................  2
         2.2      PAYMENT OF PURCHASE PRICE.....................................................................  2
         2.3      NO LIABILITIES................................................................................  2

ARTICLE 3-SELLER'S REPRESENTATIONS AND WARRANTIES...............................................................  2
         3.1      SELLER PARTIES AUTHORITY......................................................................  2
         3.2      ORGANIZATION AND QUALIFICATION OF THE COMPANY.................................................  3
         3.3      SUBSIDIARIES..................................................................................  3
         3.4      ARTICLES OF INCORPORATION, BYLAWS, OFFICERS AND DIRECTORS.....................................  3
         3.5      CAPITAL STOCK.................................................................................  3
         3.6      OPTIONS, ETC..................................................................................  3
         3.7      TITLE TO COMPANY SHARES.......................................................................  4
         3.8      FINANCIAL STATEMENTS..........................................................................  4
         3.9      ABSENCE OF UNDISCLOSED LIABILITIES............................................................  4
         3.10     INVENTORIES, ACCOUNTS RECEIVABLE AND PAYABLE..................................................  4
         3.11     TAXES.........................................................................................  4
         3.12     MATERIAL CONTRACTS............................................................................  4
         3.13     REAL PROPERTY.................................................................................  5
         3.14     PERSONAL PROPERTY.............................................................................  5
         3.15     LITIGATION....................................................................................  5
         3.16     COMPLIANCE WITH APPLICABLE LAWS...............................................................  5
         3.17     INTELLECTUAL PROPERTY.........................................................................  5
         3.18     TRANSACTION NOT A BREACH......................................................................  6
         3.19     CONDUCT OF BUSINESS...........................................................................  7
         3.20     INSURANCE POLICIES............................................................................. 8
         3.21     BANK ACCOUNTS.................................................................................. 8
         3.22     LICENSES AND PERMITS........................................................................... 8
         3.23     EMPLOYEE BENEFIT PLANS......................................................................... 8
         3.24     HEALTH, SAFETY AND ENVIRONMENT................................................................. 9
         3.25     SALARIES....................................................................................... 9
         3.26     PERSONNEL AGREEMENTS, PLANS AND ARRANGEMENTS................................................... 9
         3.27     WORKERS COMPENSATION.......................................................................... 10
         3.28     CUSTOMERS..................................................................................... 10
         3.29     AFFILIATE TRANSACTIONS........................................................................ 10
         3.30     FRANCHISE REGULATIONS......................................................................... 10



                                      (i)

         3.31     NO MISREPRESENTATION.......................................................................... 10

ARTICLE 4-BUYER'S REPRESENTATIONS AND WARRANTIES................................................................ 10
         4.1      ORGANIZATION.................................................................................. 10
         4.2      AUTHORIZATION................................................................................. 10
         4.3      TRANSACTION NOT A BREACH...................................................................... 11
         4.4      DWYER GROUP SHARES............................................................................ 11
         4.5      NO MISREPRESENTATION.......................................................................... 11

ARTICLE 5-CLOSING............................................................................................... 11
         5.1      TIME AND PLACE................................................................................ 11
         5.2      DELIVERIES OF THE SELLER...................................................................... 11
         5.3      DELIVERIES OF BUYER........................................................................... 12
         5.4      LIEN SEARCHES................................................................................. 13
         5.5      POST-CLOSING MATTERS...........................................................................13

ARTICLE 6-COVENANT NOT TO COMPETE............................................................................... 13
         6.1      SELLER'S KNOWLEDGE.............................................................................13
         6.2      NON-COMPETE................................................................................... 14
         6.3      NON-SOLICITATION.............................................................................. 14
         6.4      INTERFERENCE WITH RELATIONSHIPS............................................................... 14
         6.5      CONFIDENTIAL INFORMATION...................................................................... 14
         6.6      PROPERTY OF THE COMPANY/BUSINESS.............................................................. 15
         6.7      BLUE-PENCIL................................................................................... 15
         6.8      REMEDIES...................................................................................... 15

ARTICLE 7-POST-CLOSING COVENANTS................................................................................ 15
         7.1      INDEMNIFICATION............................................................................... 15
         7.2      LIABILITY FOR TAXES........................................................................... 19
         7.3      REGISTRATION OF DWYER GROUP SHARES............................................................ 20
         7.4      SETOFF........................................................................................ 20

ARTICLE 8-MISCELLANEOUS......................................................................................... 20
         8.1      NOTICES, CONSENTS, ETC........................................................................ 20
         8.2      PUBLIC ANNOUNCEMENTS.......................................................................... 21
         8.3      SEVERABILITY.................................................................................. 21
         8.4      AMENDMENT AND WAIVER.......................................................................... 21
         8.5      DOCUMENTS..................................................................................... 21
         8.6      COUNTERPARTS.................................................................................. 21
         8.7      EXPENSES...................................................................................... 22
         8.8      CONSTRUCTION.................................................................................. 22
         8.9      HEADINGS...................................................................................... 22
         8.10     ASSIGNMENT.................................................................................... 22



                                      (ii)


         8.11     DEFINITIONS................................................................................... 22
         8.12     ENTIRE AGREEMENT.............................................................................. 24
         8.13     THIRD PARTIES................................................................................. 24
         8.14     INTERPRETATIVE MATTERS........................................................................ 25
         8.15     KNOWLEDGE..................................................................................... 25
         8.16     NO STRICT CONSTRUCTION........................................................................ 25

EXHIBITS

SCHEDULES


                                      (iii)

                            GLOSSARY OF DEFINED TERMS

"Affiliate"...................................................................................Section 8.11

"Affiliate Transactions"......................................................................Section 3.29

"Agreement"...................................................................................Introduction

"Asset Purchase Agreement" .................................................................. Section 8.11

"Business"........................................................................................Preamble

"Buyer".......................................................................................Introduction

"Buyer Indemnified Party"....................................................................Section 7.1.1

"Buyer Taxes"...............................................................................Section 7.2(a)

"Closing"......................................................................................Section 5.1

"Closing Date".................................................................................Section 5.1

"Code"........................................................................................Section 8.11

"Company".....................................................................................Introduction

"Company Liabilities"..........................................................................Section 2.3

"Company Shares"..................................................................................Preamble

"Confidential Information".....................................................................Section 6.5

"Current Liabilities"..........................................................................Section 2.3

"Defense Counsel"............................................................................Section 7.1.3

"Defense Notice".............................................................................Section 7.1.3

"Dwyer Group".................................................................................Introduction

"Dwyer Group Shares".........................................................................Section 2.2.3



                                      (iv)


"Employee Benefit Plans"......................................................................Section 3.23

"Environmental and Safety Requirements".....................................................Section 3.24.1

"ERISA".......................................................................................Section 8.11

"Excluded Liabilities".........................................................................Section 2.3

"Financial Statements".........................................................................Section 3.8

"Franchised Business".........................................................................Section 8.11

"Franchisee"..................................................................................Section 8.11

"Franchisee Affiliate"........................................................................Section 8.11

"GAAP"........................................................................................Section 8.11

"GDC Business"....................................................................................Preamble

"Hazardous Wastes"............................................................................Section 8.11

"Indemnified Party"..........................................................................Section 7.1.3

"Indemnifying Party".........................................................................Section 7.1.3

"Leased Real Property"........................................................................Section 3.13

"Liens".......................................................................................Section 8.11

"Losses".....................................................................................Section 7.1.1

"Material Contracts"..........................................................................Section 3.12

"Permits".....................................................................................Section 3.22

"Person"......................................................................................Section 8.11

"Plan Affiliate"..............................................................................Section 8.11

"Proprietary Rights"..........................................................................Section 8.11

"Purchase Price"...............................................................................Section 2.1


                                       (v)


"Restricted Period"............................................................................Section 6.2

"Rules"....................................................................................Section 3.18(a)

"Seller"......................................................................................Introduction

"Seller Indemnified Party"...................................................................Section 7.1.2

"Seller Parties".................................................................................Article 3

"Seller Taxes"..............................................................................Section 7.2(a)

"Tax".........................................................................................Section 8.11

"Tax Returns".................................................................................Section 8.11

"Term Note"..................................................................................Section 2.2.2

"Trademarks" .................................................................................Section 8.11

"Territory"....................................................................................Section 6.2

"Third Party Claim"..........................................................................Section 7.1.3

"Transaction Documents".......................................................................Section 8.11


                                      (vi)

                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT ("AGREEMENT"), dated as of July 24, 1998, by and among THE DWYER GROUP, INC., a Delaware corporation "DWYER GROUP" or "BUYER"), GLASSMARKS, INC., a Washington corporation (the "Company"), and BARTON
G. TRACY, an individual and the sole director and shareholder of the Company (the "Seller"). Certain capitalized terms used herein shall have the meaning given such terms in SECTION 8.11 below.

                                    PREAMBLE

         A. The Company is and has been a corporation engaged in the licensing (the "BUSINESS") of certain trademarks (the "Trademarks" as defined below in SECTION 8.11) directly and indirectly to the Company's Affiliate, Glass Doctor Corporation ("GDC"), in connection with GDC's business of awarding Franchises for replacement glass installation service businesses trading under the name Glass Doctor to Glass Doctor Franchisees and supporting such Franchisees (the "GDC BUSINESS"). After the closing of the transactions contemplated hereby, the Business of the Company will include the business of awarding Franchises for replacement glass installation service businesses trading under the name Glass Doctor to Glass Doctor Franchisees and supporting such Franchisees.

         B. Seller owns all of the issued and outstanding shares of the capital stock of the Company (the "COMPANY SHARES").

         C. Seller wishes to sell to Dwyer Group, and Dwyer Group wishes to purchase from Seller, the Company Shares, all on the terms and conditions hereinafter set forth, and Seller and the Company desire to enter into certain agreements with the Dwyer Group in connection therewith.

         NOW, THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                  SALE OF STOCK

         Seller, in reliance upon the representations and warranties of Dwyer Group contained herein and on the terms and conditions herein set forth, hereby agrees to sell, assign, transfer, convey and deliver to Dwyer Group at the Closing all of his right, title and interest in and to all of the Company Shares. Dwyer Group, in reliance upon the representations and warranties of Seller contained herein and on the terms and conditions hereinafter set forth, hereby agrees to purchase the Company Shares from Seller at the Closing for a purchase price as provided in ARTICLE 2 hereof.

                                    ARTICLE 2
                       CONSIDERATION AND MANNER OF PAYMENT

         2.1 Purchase Price. The aggregate purchase price for the Company Shares (the "PURCHASE PRICE") is Five Million Three Hundred Thirty Six Thousand Six Hundred Sixty Six Dollars (U.S.$5,336,666) to be paid as provided for in
SECTION 2.2.

         2.2 Payment of Purchase Price. The Purchase Price shall be paid at the Closing as follows:

               2.2.1 Cash. Dwyer Group will pay to the Seller, by certified check or wire transfer of immediately available funds to the Shareholder's designated bank account, an amount equal to Two Million Seven Hundred Fifty Thousand Dollars (U.S.$2,750,000).

               2.2.2 Term Note. Dwyer Group will execute and deliver to the Seller a promissory note (the "TERM Note") in the original principal amount of One Million Nine Hundred Thousand Dollars (U.S.$1,900,000) bearing interest at five and one-half percent (5.5%) per annum, with principal and interest payable quarterly and the remaining balance to be paid in full on the fourth anniversary of the origination date of the Term Note. A form of the Term Note is attached hereto as Exhibit 2.2.2.

               2.2.3 Dwyer Group Shares. Dwyer Group will issue to Seller three hundred thirty three thousand, three hundred thirty three (333,333) fully-paid and nonassessable shares of Dwyer Group Common Stock, par value One Cent (U.S.$.01) per share ("DWYER GROUP SHARES").

         2.3 No Liabilities. On the Closing Date but prior to the execution of the Asset Purchase Agreement (as defined in SECTION 8.11), the Company will not have or incur any liability of any kind or any nature whatsoever except for the liabilities and obligations set forth in Schedule 2.3 ("COMPANY LIABILITIES"). Any other liability not identified in Schedule 2.3 shall be deemed an "Excluded Liability."

                                    ARTICLE 3
                     SELLER'S REPRESENTATIONS AND WARRANTIES

         Seller and the Company (collectively, "SELLER PARTIES") hereby represent and warrant to Buyer as of the Closing Date hereof as follows:

         3.1 Seller Parties Authority. The Company has full corporate power, right and authority and the Seller has full legal power, right and authority, to enter into and perform his or its respective obligations under this Agreement and each of the Transaction Documents to which it or he is a party. This Agreement and each of the Transaction Documents to which a Seller Party is a party have been duly executed and delivered by each Seller Party that is a party thereto, and constitute the valid and binding obligations, enforceable against each Seller Party that is a party thereto in accordance with their respective terms. No permits, approvals or consents of or notifications to (a) any governmental entities or (b) any other Persons are necessary in connection with the execution, delivery and performance by each Seller Party of this Agreement and the Transaction Documents to which such Seller Party is a party and the consummation by such Seller Party of the transactions contemplated hereby and thereby.

         3.2 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington. The Company has full corporate power and authority to carry on its businesses as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. There are no other jurisdictions in which its conduct of the Business or its ownership of assets requires such qualification under applicable law. All of the jurisdictions in which the Company is licensed or qualified to conduct business are set forth in Schedule
3.2. Except as set forth in Schedule 3.2, the minute books of the Company contain complete and correct copies of the minutes of each meeting and each action by written consent of its Boards of Directors or shareholders and the stock ledger of the Company contains a complete and correct record of all issuances and transfers of capital stock of the Company. True and complete copies of such corporate minute books and records have been delivered to Buyer's counsel.

         3.3 Subsidiaries. The Company does not have, directly or indirectly, any ownership in any Person.

         3.4 Articles of Incorporation, Bylaws, Officers and Directors. Complete and correct copies of the Company's charter documents and all amendments thereof to date, certified by the Secretary of State of Washington, and the bylaws as amended to date, certified by an officer of the Company have been or are being delivered to Dwyer Group prior to or at the Closing. Schedule
3.4 contains a complete and correct list of all of the officers and directors of the Company immediately prior to the Closing.

         3.5 Captial Stock. The Company has five hundred thousand (500,000) shares of Common Stock authorized, of which one hundred (100) shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company comprise the Company Shares and are owned by the Seller.

         3.6 Options, etc. Other than the Company Shares, the Company does not have outstanding any stock or other securities convertible into or exchangeable for shares of its capital stock or containing profit participation features, and the Company does not have outstanding any options, warrants or rights to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock and there is no obligation, commitment or agreement of any character to which any Seller Party is a party, by which the Company is obligated to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating Company to grant, extend, accelerate the vesting of or enter in to any such option, warrant, equity security, call right, commitment or agreement. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. There are no voting agreements, voting trusts or other agreements (including, without limitation, contractual or statutory preemptive rights or cumulative voting rights), commitments or understandings with respect to the voting or transfer of the capital stock of the Company.

         3.7 Title to Company Shares. Seller is the beneficial and record owner of all the outstanding Company Shares, free and clear of any Liens whatsoever, other than any transfer restrictions that may apply under federal and state securities laws. The Seller has good and marketable title to the Company Shares. Upon consummation of the transactions provided for in this Agreement in accordance with the terms hereof, Dwyer Group will hold good and marketable title to all of the Company Shares, free and clear of any Liens whatsoever, other than transfer restrictions under federal and state securities laws.

         3.8 Financial Statements. No financial statements or drafts of financial statements currently exist nor have ever been prepared for the Company.

         3.9   Absence of Undisclosed Liabilities.  Except as disclosed in
Schedule 2.3, prior to the execution of the Asset Purchase Agreement (as defined in SECTION 8.11), the Company has no material debts, liabilities or obligations of any nature arising out of (i) transactions or series of transactions entered into at or prior to the Closing, (ii) action or inaction at or prior to the Closing, or (iii) any state of facts or condition existing at or prior to the Closing, regardless of whether such liability or obligation is accrued, absolute, asserted, contingent, direct, indirect, perfected, or due or to become due, or to the Seller's knowledge, inchoate or unliquidated.

         3.10  Inventories, Accounts Receivable and Payable

                 (a) Inventories. The Company has never had and does not currently have any inventory.

                 (b) Accounts Receivable. Schedule 3.10-B sets forth a correct and complete list of the Company's total accounts receivable on the Closing Date. All such accounts receivable are valid and have arisen in the ordinary course of business and, to Seller's knowledge, are not subject to any counterclaim or set-off.

                 (c) Accounts Payable. Schedule 3.10-C sets forth a correct and complete list of the Company's total accounts payable on the Closing Date. The Company's accounts payable have arisen in bona-fide arms length transactions in the ordinary course of the Company's business consistent with past practice.

         3.11 Taxes. All Taxes due and payable by the Company through the Closing Date have been paid in full. The Company has timely filed all federal, state, county, local and foreign tax returns which it is required to have filed, and such returns are complete and correct in all material respects. Any deficiencies proposed as a result of any governmental audits have been paid or settled, and there are no present disputes as to Taxes payable by the Company. There are no unexpired waivers by the Company of any statute of limitations with respect to any Taxes, and no Seller Party is a party to or has been named in any filing, action or proceeding by any governmental authority for the collection or assessment of Taxes.

         3.12 Material Contracts. Schedule 3.12 is a correct and complete list of every material written contract, agreement, relationship or commitment, and to Seller's knowledge, every material oral contract, commitment, agreement or relationship, to which the Company is a party or by which the Company is bound and which cannot be cancelled with thirty (30) days notice or less without penalty or obligation (the "MATERIAL CONTRACTS"), correct and complete copies of which previously have been furnished to Buyer. Except as set forth on Schedule 3.12, the Company is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by the Company, under any Material Contracts or any other obligation owed by the Company, and, no event has occurred that is known or that should be known to Seller or the Company, which with the giving of notice or the passage of time or both would constitute such a default by any party to any such Material Contract or obligation.

         3.13 Real Property. The Company does not own or lease any real property and, therefore, is not required to possess any permits, licenses and certificates, or file notices or applications, otherwise required in connection with the ownership or leasing of real property.

         3.14 Personal Property. Other than the intellectual property set forth in Schedule 3.17, the Company owns no personal property. The property listed on Schedule 3.17 constitutes all property, rights and assets necessary for the conduct by the Company of the Business as now conducted or currently proposed to be conducted. Except as set forth in Schedule 3.17, none of the personal property listed on Schedule 3.17 is held under any lease, license, security agreement, conditional sales contract or other title retention or security arrangement.

         3.15 Litigation. Except as set forth in Schedule 3.15, there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of Seller, threatened against any Seller Party or any Affiliate (or any of the officers, directors or key employees of the Company or any Affiliate with respect to its respective business), or to which either Seller Party is otherwise a party, which if adversely determined would adversely affect the Company, its assets or the Business, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor, is there any reasonable basis that is known or that should be known to Seller or the Company for any such action, proceeding or investigation. Neither the Company nor the Seller is subject to any judgment, order or decree of any court or governmental agency; nor has received any opinion or memorandum or legal advice from legal counsel retained by either Seller Party to the effect that any one of them is exposed, from a legal standpoint, to any liability which may be material to its business; and the Company is not engaged in any legal action to recover monies due it or for damages sustained by it. Except as set forth on
Schedule 3.15, there were no litigation matters to which Seller (relating to the assets and properties of the Company or the Business), the Company or any Affiliate was a party during the three (3) years preceding the date of this Agreement.

         3.16 Compliance with Applicable Laws. No Seller Party is in violation of any law, regulation or requirement applicable to it or the conduct, ownership, use, occupancy or operation of the Business, nor has any Seller Party received notice (written or oral) of any such violation.

         3.17 Intellectual Property. Schedule 3.17 contains a complete and correct list of all patented or registered Proprietary Rights owned by the Company and all pending patent applications and applications for the registration of other Proprietary Rights owned, licensed or filed by the Company. Schedule 3.17 also contains a complete and correct list of all trade or corporate names used by the Company, a complete and correct list of all copyrighted materials and the dates such copyrights attached to such materials (based either on statutory or common law) and a complete and correct list of all licenses, franchises, area development rights and other rights granted by the Company to any third party with respect to Proprietary Rights and licenses and other rights granted by any third party to the Company. Except as set forth on
Schedule 3.17, (a) the Company owns and possesses all right, good title and interest in and to (free and clear of any Liens, except for Liens for current Taxes not yet due and payable), or has a valid license to use, all of the Trademarks necessary for the operation of the

Business and the operation by GDC of the GDC Business, as each is presently conducted; (b) no claim by any third party contesting the validity, enforceability, use or ownership of any Trademarks has been made, is currently outstanding or, to the knowledge of Seller, threatened, and, to the knowledge of Seller, there is no reasonable basis for any such claim; (c) neither Seller Party nor any registered agent of either Seller Party has received any notices of, nor is aware of any reasonable basis for an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to such Trademarks or any other Proprietary Rights, nor has Seller or any registered agent received any claims of infringement or misappropriation of or other conflict with any Trademarks or other Proprietary Rights of any third party; and
(d) to the knowledge of each Seller Party, neither the Seller, the Company nor any Affiliate has infringed, misappropriated or otherwise violated any Trademarks or other Proprietary Rights of any third parties, and Seller is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Company's business as presently conducted.

         3.18 Transaction Not a Breach. Neither the execution and delivery of this Agreement and the Transaction Documents by any Seller Party nor the performance by any of them of the transactions contemplated hereby or thereby will:

                  (a) violate or conflict with or result in a breach of any provision of any law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision (collectively, "RULES") of any court or other tribunal or any governmental entity or agency binding on Seller or the Company or their respective properties, or conflict with or result in the breach of any of the terms, conditions or provisions thereof;

                  (b) constitute a default under the charter documents or the bylaws of the Company or GDC or of any Material Contract listed or required to be listed on Schedule 3.12;

                  (c) constitute an event which would permit any party to terminate, or accelerate the maturity of any indebtedness or other obligation under, any lease or other Material Contract listed or required to be listed on Schedule 3.12;

                  (d) result in the creation or imposition of any Lien upon the Company's capital stock or assets; or

                  (e) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to the charter or bylaws of the Company, GDC or any Rules.

         3.19 Conduct of Business

                  3.19.1 Conduct in Ordinary Course. Except as set forth on
Schedule 3.19 or otherwise provided in this Agreement, since March 31, 1998, the Company has conducted its business only in the ordinary course of business consistent with past custom and practice, and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practice and there has been no material adverse change in the assets, condition (financial or otherwise), operating results, employee or customer relations, business activities or business prospects of the Company. Without limitation of the foregoing and except as described herein or set forth on Schedule 3.19, since March 31, 1998, each of Seller and Company has not:

                  (a) sold, assigned or transferred any of his or its assets related to or used in the Business, or mortgaged, pledged or subjected them to any Lien, charge or other restriction, except for Liens for current property taxes not yet due and payable;

                  (b) sold, assigned, transferred, abandoned or permitted to lapse any licenses or permits which, individually or in the aggregate, are material to the Business or any portion thereof, or any of the Proprietary Rights or other intangible assets, or disclosed any material proprietary confidential information to any person, granted any license or sublicense of any rights under or with respect to any Proprietary Rights;

                  (c) made or granted any increase in, or amended or terminated, any existing plan, program, policy or arrangement, including, without limitation, any Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement, or entered into any new collective bargaining agreement or multiemployer plan;

                  (d) conducted its cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) and maintained its books and records other than in the usual and ordinary course of business consistent with past custom and practice;

                  (e) made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any employee, officer or director;

                  (f) suffered any extraordinary loss, damage, destruction or casualty loss to the Business or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

                  (g) declared, set aside or paid any dividend or distribution of cash or other property to any stockholder or purchased, redeemed or otherwise acquired any shares of its capital stock, or made any other payments to any stockholder;

                  (h) amended or authorized the amendment of its charter documents or bylaws;

                  (i) entered into any other material transaction, other than in the ordinary course of business consistent with past custom and practice; or

                  (j) committed to any of the foregoing.

                  3.19.2 No Illegal Payments. The Company has not at any time made or committed to make any payments for illegal political contributions or made any bribes, kickback payments or other illegal payments.

                  3.19.3 Operation of Franchised Businesses. Immediately prior to Closing, neither Seller nor any Affiliate operates any Franchised Businesses directly or indirectly except through SEL, Inc., an Affiliate of Seller and the Company, in the Atlanta metropolitan area.

         3.20 Insurance Policies. Schedule 3.20 is a correct and complete list and description, including policy numbers, of all insurance policies owned by the Company or by its Affiliates under which the Company is insured, correct and complete copies of which policies or binders have previously been delivered to Dwyer Group. Such policies are in full force and effect, and the Company is not in default under any of them. The Company has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the knowledge of Seller, is there any basis for any such action. Schedule 3.20 also contains a list of all pending claims with any insurance company and any instances within the previous three years of a denial of coverage of the Company by any insurance company.

         3.21 Bank Accounts. The Company has not maintained and does not currently maintain any bank accounts.

         3.22 Licenses and Permits. The Company holds or can obtain without undue expense or delay, all the permits, licenses, including, without limitation, licenses, franchises and approvals of governmental authorities and agencies necessary or material for the current conduct, ownership, use, occupancy or operation of its Business, all of which are identified on Schedule
3.22 ("PERMITS"). The Company is in compliance in all material respects with such Permits, all of which are in full force and effect, and neither the Company nor the Seller has received any notices (written or oral) to the contrary.

         3.23 Employee Benefit Plans. Except as set forth in Schedule 3.23, neither the Company nor any Plan Affiliate has, for the benefit of and participation of any current or past Company employees or beneficiaries, maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA), "Employee Welfare Benefit Plan" (as defined in Section 3(1) of ERISA), "multi-employer plan" (as defined in Section 3(37) of ERISA), plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan, personnel policy (including but not limited to vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including but not limited to stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or contract (collectively, "EMPLOYEE BENEFIT PLANS"), whether or not written or pursuant to a collective bargaining agreement, which could give rise to or result in the Company or such Plan Affiliate having any debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due. Correct and complete copies of all Employee Benefit Plans previously have been furnished to Dwyer Group. The Employee Benefit Plans are in compliance with governing documents and agreements and with applicable laws.

         3.24 Health, Safety and Environment

                  3.24.1 Compliance with Environmental and Safety Requirements. The Company is in compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to public health and safety, transportation, worker health and safety and pollution and protection of the environment, all as amended or hereafter amended ("ENVIRONMENTAL AND SAFETY REQUIREMENTS").

                  3.24.2 No Hazardous Wastes. The Company has never generated, transported, treated, stored, or disposed of any Hazardous Wastes at any site, location or facility, except in compliance with Environmental and Safety Requirements, and no such Hazardous Wastes are present on, in or under the Leased Real Property, and the Leased Real Property does not contain (including without limitation, containment by means of any underground storage tank) any Hazardous Waste, except in compliance with Environmental and Safety Requirements.

                  3.24.3 No Actions or Proceedings. There are no pending or threatened actions or proceedings against or involving the Company (or notices of potential actions or proceedings) from any governmental agency or any other entity regarding any matter relating to health, safety or protection of the environment.

                  3.24.4 Other Condition. No facts, events or conditions with respect to the past or present operations or facilities of the Company exist which could reasonably be expected to interfere with or prevent continued compliance with, or could give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving the Company under any Environmental and Safety Requirement based on any such fact, event or circumstance, including, without limitation, liability for cleanup costs, personal injury or property damage.

         3.25 Salaries. The Company has never had nor does it now have any employees.

         3.26 Personal Agreements, Plans and Arrangements. Except as listed in Schedule 3.25 and 3.26, the Company is not a party to or obligated with respect to any outstanding contracts with current or former employees, agents, consultants, or advisers of the Company or GDC. The Company and each of its Affiliates has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. Except as set forth in Schedule 3.26 there are no administrative charges or court complaints pending or, to the knowledge of Seller, threatened against the Company or any Affiliate before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor.

         3.27 Workers Compensation. The Company has never had nor does it now have any expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Company (or its predecessors) and, therefore, to the knowledge of Seller, no claims, injuries, fact, event or condition exists which would give rise to a material claim by employees and former employees (including dependents and spouses) of the Company under any workers compensation laws, regulations, requirements or programs.

         3.28 Customers. The Company does not have nor has it ever had any customers who have purchased services and/or goods from the Company.

         3.29 Affiliate Transactions. Schedule 3.29 sets forth the parties to and the date, nature and amount of each transaction involving the transfer of any cash, property or rights to or from the Company from, to or for the benefit of any Affiliate or former Affiliate of the Company ("AFFILIATE TRANSACTIONS") during two year period preceding the date of this Agreement and existing commitments of the Company to engage in the future in any Affiliate Transactions. Each Affiliate Transaction was effected on terms equivalent to those which would have been established in an arms-length negotiation, except as disclosed on Schedule 3.29.

         3.30 Franchise Regulations. To the extent applicable, each of the Seller Parties has complied with any and all federal and state laws and regulations governing the offer and sale of franchises and business opportunities, and all state laws governing the Company's or GDC's relationship with Franchisees and licensees.

         3.31 No Misrepresentation. None of the representations and warranties of Seller set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Dwyer Group by Seller, his Affiliates or representatives, as contemplated by any provision hereof (including, without limitation, the Transaction Documents), contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading. There is no material fact that is known or that should be known by Seller or the Company, which has not been disclosed to Dwyer Group and which materially adversely affects or could reasonably be anticipated to materially adversely affect the Business or Seller's ability to consummate the transactions contemplated hereby.

                                    ARTICLE 4
                     BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer hereby represents and warrants to Seller as of the Closing Date as follows:

         4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Authorization. Buyer has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party by Buyer have been duly and properly authorized by all requisite corporate action in accordance with applicable law and with the Certificate of Incorporation and bylaws of Buyer. This Agreement and each of the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and are the valid and binding obligations of Buyer and are enforceable against Buyer in accordance with their respective terms. No permits, approvals or consents of or notifications to (i) any governmental entities or (ii) any other Persons are necessary in connection with the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation by Buyer of the transactions contemplated hereby or thereby.

         4.3 Transaction Not a Breach. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer will not violate and conflict with, or result in the breach of any of the terms, conditions, or provisions of Buyer's Certificate of Incorporation or Bylaws or of any contract, agreement, mortgage, or other instrument or obligation of any nature to which Buyer is a party or by which Buyer is bound.

         4.4 Dwyer Group Shares. When issued hereunder, the Dwyer Group Shares will be duly authorized, validly issued, fully paid and nonassessable, except as may be provided in the Lock-up and Registration Rights Agreement referred to in Section 7.3 hereto.

         4.5 No Misrepresentation. None of the representations and warranties of Buyer set forth in this Agreement or in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to the Seller as contemplated by any provision hereof (including, without limitation, the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE 5
                                     CLOSING

         5.1 Time and Place. The closing of the transactions that are the subject of this Agreement (the "CLOSING") shall occur via mail on July 24, 1998 (the "CLOSING DATE") or at such other time or in such other manner as the parties hereto shall mutually agree.

         5.2 Deliveries of the Seller. At the Closing, Seller will execute and deliver or cause to be executed and delivered to Buyer:

                  (a) Certificates representing the Company Shares, with duly executed assignments separate from certificates attached thereto;

                  (b) Certificates of Good Standing, dated not more than thirty
         (30) days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of Washington and by the Secretary of State of each jurisdiction in which the Company is qualified to do business as a foreign corporation, as set forth in Schedule 3.2 (with telephonic confirmation on the Closing Date).

                  (c) any required third-party consents, filings, and certificates from Seller or any third party (including any governmental authority or agency) relating to the sale of the Company Shares;

                  (d) an opinion of Seller's counsel dated as of the Closing Date, in form and substance satisfactory to Buyer, a form of which is attached hereto as Exhibit 5.2-D;

                  (e) a Secretary's Certificate of the Company, together with a certified copy of the Company's Certificate of Incorporation, and copies of the Bylaws and the resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the Transaction Documents and the performance of the Company's obligations hereunder and thereunder, each such item certified by the secretary of the Company as having been duly and validly adopted and in full force and effect;

                  (f) the written resignation of all the officers and directors of the Company, effective as of the Closing;

                  (g) a duly executed Trademark License Termination Agreement executed by Seller's Affiliate, Glass Doctor, Inc., in the form attached hereto as Exhibit 5.2-G;

                  (h) a fully executed Asset Purchase Agreement;

                  (i) an Amendment from each Franchisee and licensee of the Seller, in a form acceptable to Dwyer Group (except for the Franchisees operating in Arizona and Broward County, Florida);

                  (j) all minute books, stock ledgers and similar corporate records of the Company;

                  (k) a Release in the form attached hereto as Exhibit 5.2-K executed by Seller and his Affiliates; and

                  (l) such other documents and instruments as Buyer or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

         All documents delivered to Buyer shall be in form and substance reasonably satisfactory to Katten Muchin & Zavis, counsel for Buyer.

         5.3 Deliveries of Buyer. At the Closing, Buyer will deliver to Seller simultaneously with the delivery of the items referred to in SECTION 5.2 above:

                  (a) the payment of the cash portion of the Purchase Price;

                  (b) the certificates representing the Dwyer Group Shares;

                  (c) duly executed copies of the Lock-Up and Registration Rights Agreement and Term Note as provided in SECTION 2.2;

                  (d) within ten (10) days of Closing, a Certificate of Good Standing dated no later than July 29, 1998, with respect to Buyer, issued by the Secretary of State of Delaware;

                  (e) a Secretary's Certificate of the Buyer, together with a certified copy of the Buyer's Certificate of Incorporation, and copies of the Bylaws and the resolutions of the Board of Directors of the Buyer authorizing the execution and delivery of this Agreement and the Transaction Documents and the performance of the Buyer's obligations hereunder and thereunder, each such item certified by the secretary of the Buyer as having been duly and validly adopted and in full force and effect; and

                  (f) an opinion of Buyer's counsel dated as of the Closing Date, and such other documents and instruments as Seller or his counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

         All documents delivered to Seller shall be in form and substance reasonably satisfactory to the counsel for Seller.

         5.4 Lien Searches. Within ten (10) days of Closing, Seller shall provide Buyer with the results of all lien searches (including UCC, tax, judgment and other relevant searches) showing that there were no financing statements, judgments, taxes or other Liens outstanding against the Company or any of its assets as of the Closing Date, except those contained in Schedule 3.14, in form and manner required by Buyer or its lenders.

         5.5 Post-Closing Matters. Within fifteen (15) days of Closing, all matters identified in Schedule 5.5, items 1 through 9, shall be resolved and all actions to be taken shall be completed to the reasonable satisfaction of Dwyer Group. In the event that such matters are not resolved or all such actions are not taken, for each day beyond the fifteenth day after Closing that items remain unresolved or actions remain untaken, Dwyer Group shall postpone the first installment due under the Term Note by one (1) day.

                                    ARTICLE 6
                             COVENANT NOT TO COMPETE

         6.1 Seller's Knowledge. Seller agrees and acknowledges that in order to assure that the Company will retain its value as a "going concern," it is necessary that Seller undertake not to utilize his present special knowledge of the Company's Business and the GDC Business to compete with the Company or any of the Company's Franchisees or licensees after the acquisition, except as permitted under any new Franchise Agreement between the Company or an Affiliate of Dwyer Group and the Seller or any Franchise Affiliate of the Seller. Seller further acknowledges that (a) Buyer will be engaged in the Business and the offering, sale and support of Franchised Businesses; (b) Seller possesses extensive knowledge and a unique understanding of the Business and the GDC Business as well as (subsequent to the transactions contemplated by this Agreement) the proprietary and confidential information concerning Buyer and the Business and the GDC Business; (c) the agreements and covenants contained in this SECTION 6.1 are essential to protect Buyer and the value of the Business and are a condition precedent to Buyer's willingness to purchase and pay for the Company Shares and to enter into Franchise Agreements with Franchise Affiliates;
(d) Buyer would be irreparably damaged if Seller were to provide services or any products to any person or entity in violation of the provisions of this Agreement; (e) Seller has a means to support himself and his dependents other than by engaging in the Business and the GDC Business and the provisions of this
SECTION 6.1 will not impair such ability.

         6.2 Non-Complete. Seller hereby agrees that for the five (5) year period beginning on the Closing Date (the "RESTRICTED Period"), he shall not engage in or own any interest in any business, including any existing Affiliate, that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the Business, the GDC Business or any similar glass installation and repair business within the United States, including its territories and possessions (the "TERRITORY"), except pursuant to a Franchise Agreement with the Company or an Affiliate of the Buyer.

         6.3 Non-Solicitation. Without limiting the generality of the provisions of SECTION 6.2, Seller hereby agrees that, during the Restricted Period, he will not and he will not permit any of his Affiliates to directly or indirectly, solicit, or participate as an employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, in any business which solicits business from any person, firm, corporation or other entity which was a customer of the Company or an Affiliate of the Buyer or its franchisees (existing or future) or licensees during the two-year period preceding the Closing Date of this Agreement and/or during the Restricted Period, or from any successor in interest to any such person, firm, corporation or other entity for the purpose of securing business or contracts related to the Business or the GDC Business, except pursuant to a Franchise Agreement.

         6.4 Interference with Relationships. During the Restricted Period, Seller shall not and shall not permit any Affiliate to, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity: (i) without the prior written consent of Buyer, employ or engage, recruit or solicit for employment or engagement, any person who currently is or was employed by Buyer, the Company or GDC, or otherwise seek to influence or alter any such person's relationship with Buyer, the Company or GDC, except for any former employee who is terminated by the Company, Buyer, GDC or an Affiliate of Buyer at least six months prior to the commencement of such employment with Seller or Affiliate or (ii) solicit or encourage any present or future customer, supplier or Franchisee or licensee of the Company (or Buyer with respect to the Business) to terminate or otherwise alter his, her or its relationship with the Company or the Buyer.

         6.5 Confidential Information. During the Restricted Period and thereafter, Seller shall and shall cause its Affiliates to, keep secret and retain in strictest confidence, and not, without the prior written consent of Buyer, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information. As used in this Agreement, "CONFIDENTIAL INFORMATION" shall mean any information relating to the business or affairs of, Buyer, the Company or the Business or the GDC Business, including but not limited to information relating to financial statements, customer identities, potential customers, employees, franchisees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins, or other proprietary information used by Buyer and/or the Company in connection with the Business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Seller. Seller acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to Buyer and the Company.

         6.6 Property of the Company/Business. All manuals, memoranda, notes, lists, records and other documentation or papers (and all copies thereof), including such items stored in computer memories, or microfiche or by any other means, which, indirectly by ownership of Stock in the Company, will become Buyer's property (after the consummation of transactions contemplated by this Agreement), are and shall be Buyer's or the Company's property and shall be delivered to Buyer or the Company promptly on the request of Buyer. Seller acknowledges that any such items are and have been a "work for hire" and any copyrights in any of the foregoing are property of the Company.

         6.7 Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular restrictive covenant contained in this ARTICLE 6.1 too lengthy or the Territory too extensive, the other provisions of this ARTICLE 6.1 shall nevertheless stand, the Restricted Period herein shall be deemed to be the longest period permissible by law under the circumstances and the Territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or Territory to permissible duration or size.

         6.8 Remedies. Seller acknowledges and agrees that the covenants set forth in this ARTICLE 6.1 are reasonable and necessary for the protection of Buyer's business interests, that irreparable injury will result to Buyer if Seller breaches any of the terms of said restrictive covenants, and that in the event of actual or threatened breach of any such restrictive covenants, Buyer will have no adequate remedy at law. Seller accordingly agrees that in the event of any actual or threatened breach by himself or any Affiliate of any of the covenants set forth in this ARTICLE 6.1, Buyer shall be entitled to immediate temporary injunctive and other equitable relief, including suspension of payments under the Term Note, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

                                    ARTICLE 7
                             POST-CLOSING COVENANTS

         7.1 Indemnification

                  7.1.1 Indemnification by Seller. From and after the Closing, Seller agrees to indemnify, defend and save Buyer and the Company and their respective Affiliates and Plan Affiliates, and each of their respective officers, directors, employees, agents, Employee Benefit Plans, and fiduciaries, plan administrators or other parties dealing with any such plans (each, a "BUYER INDEMNIFIED PARTY"), forever harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the "LOSSES") sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

                  (a) any misrepresentation or breach of a representation or warranty made herein or in the Transaction Documents by Seller or any one of or its respective Affiliates or non-compliance with or breach by any of them of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by Seller, or any of its respective Affiliates;

                  (b) any violations of or obligations under any Environmental and Safety Requirements by or of the Company or any of its Affiliates to the extent existing or arising on or prior to the Closing Date;

                  (c) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including governmental agencies) against or affecting Buyer or the Company which, if successful, would give rise to, evidence or demonstrate the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants of Seller or its Affiliates;

                  (d) any action, demand, proceeding, investigation or claim (whenever made) by any third party against or affecting Buyer or the Company relating to any personal injury or property damage caused, or alleged to be caused, by any goods sold, delivered or serviced by the Company prior to the Closing;

                  (e) any assertion against the Company or Buyer of Excluded Liabilities; or

                  (f) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and the Seller, or the Company.

                  7.1.2 Indemnification by Buyer. From and after the Closing, Buyer and the Company, jointly and severally, agree to indemnify, defend and save Seller and their respective Affiliates, and their respective officers, directors, employees, trustees and agents (each, a "SELLER INDEMNIFIED PARTY") forever harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses actually sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

                  (a) any misrepresentation or breach of a representation or warranty made herein or in the Transaction Documents by Buyer, or non-compliance with or breach by Buyer of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by Buyer or any of its Affiliates;

                  (b) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including governmental agencies) against or affecting Seller or its Affiliates which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants of Buyer; or

                  (c) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Buyer.

                  7.1.3 Indemnification Procedure for Third Party Claims. In the event that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an "INDEMNIFIED PARTY") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or governmental authority, federal, state or local) (a "THIRD PARTY CLAIM") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "INDEMNIFYING PARTY"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within sixty (60) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "DEFENSE NOTICE") within thirty (30) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("DEFENSE COUNSEL"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's reasonable approval. If the parties still fail to agree on Defense Counsel, then, at such time, each of the Indemnifying and Indemnified Parties shall choose an arbitrator who, in turn shall select a third arbitrator, and the three arbitrators shall select Defense Counsel.

                  (a) In the event that the Indemnifying Party shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses reasonably paid or incurred in connection therewith.

                  (b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                  (c) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or
         (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

                  (d) The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party (and the reasonable cost of such defense shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder).

                  (e) If a decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this SECTION 7.1.3, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within fifteen (15) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such fifteen (15)-day period.

                  (f) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

                  7.1.4 Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in
SECTION 7.1.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

                  7.1.5 Survival of Representations, Warranties and Covenants; Limits on Indemnification Obligations. Notwithstanding any right of Buyer to fully investigate the affairs of Seller and the Business, and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of Seller contained in this Agreement or in any certificate delivered pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement for a period of three years from the Closing Date. The maximum liability of Seller to indemnify the Buyer Indemnified Parties pursuant to this SECTION 7.1 and the maximum liability of Buyer to indemnify Seller Indemnified Parties pursuant to this SECTION 7.1 shall, in each case, be limited to an aggregate amount equal to the Purchase Price plus the "purchase price" defined in and paid pursuant to the Asset Purchase Agreement (this sum is referred to herein as the "Aggregate Purchase Price"); provided, however, that the total aggregate indemnification under this Agreement and the Asset Purchase Agreement shall not exceed the Aggregate Purchase Price. An Indemnified Party shall be entitled to seek indemnification pursuant to this
SECTION 7.1: (i) on December 31 and June 30 of each year; and (ii) when the aggregate amount of all such Losses claimed directly and pursuant to Third Party Claims under this Agreement and the Asset Purchase Agreement exceeds an amount equal to Twenty-Five Thousand Dollars ($25,000), at either of which points the Indemnifying Party shall be liable to the Indemnified Parties for the entire amount of all such Losses claimed.

         7.2 Liability for Taxes. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

                  (a) Allocation of Taxes. Seller shall be responsible for all Taxes imposed on the Company or any Affiliated Group in which the Company is or was a member for all taxable periods, or portions of taxable periods, ending on or before the Closing Date in excess of those Taxes accrued as a liability, and included in Company Liabilities as set forth in Schedule 2.3 (the "SELLER TAXES"). Buyer shall be responsible for all Taxes imposed on the Company for all taxable periods, or portions of taxable periods, after the Closing Date and for those Taxes accrued as a liability, and included in Company Liabilities as set forth in Schedule 2.3 (the "BUYER TAXES"). Whenever in accordance with this SECTION 7.2, Buyer shall be required to pay Seller the Buyer Taxes or Seller shall be required to pay Buyer the Seller Taxes, subject to the parties' right to dispute the amount of such Taxes with the appropriate taxing authority, such payments shall be made the later of ten (10) days after requested or ten (10) days before the requesting party is required to pay or cause to be paid the related Tax liability. Where the Seller Taxes are calculated on the basis of a period which includes the day after the Closing Date, such Seller Taxes shall be calculated on the basis of the taxable income of the Company as though the taxable year of the Company terminated at the close of business on day prior to the Closing Date.

                  (b) Returns for Tax Periods Ending On or Before the Closing Date. Buyer shall file (or cause to be filed) any Tax Returns of the Company for Tax periods beginning before the Closing Date for which Tax Returns shall not have been filed before the Closing Date. Such Tax Returns shall be prepared by Buyer on a basis consistent with past practice to the extent such past practice is consistent with all federal, state, local and foreign Tax laws, rules and regulations.

                  (c) Returns for Tax Periods Beginning After the Closing Date. Buyer shall file (or cause to be filed) any Tax Returns of the Company for Tax periods which begin after the Closing Date.

         7.3 Registration of Dwyer Group Shares. Subject to applicable securities laws, Seller is hereby granted piggyback and one-time demand registration rights with respect to the Dwyer Group Shares, provided, however, that such rights shall be subject to that certain Lock-Up and Registration Rights Agreement executed by the Seller, a form of which is attached as Exhibit 7.3.

         7.4 Setoff. In addition to and not as a limitation of any of the other remedies available to Buyer and the Company hereunder, Buyer shall be entitled to offset against the principal amount remaining on the Term Note any indemnifiable Losses that are liquidated in amount and as to which there is no reasonable dispute regarding their classification as indemnifiable Losses, including Excluded Liabilities or otherwise. In the event of such a setoff, the quarterly payments of principal and interest shall be recalculated based upon the new principal balance remaining after necessary deductions.

                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 Notices, Consents, etc. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

            (a) If to Seller:    Barton G. Tracy
                                 26813 153rd Street Court East
                                 Buckley, Washington 98321
                                 Tel: (360) 829-0147
                                 Fax: (360) 829-2839

                with a copy to:  William W. Maycock, Esq.
                                 Smith, Gambrell & Russell, LLP
                                 1230 Peachtree Street, N.E.
                                 Suite 3100, Promenade II
                                 Atlanta, GA  30309
                                 Tel:     404-815-3587
                                 Fax:     404-685-6981

            (b) If to Dwyer Group:   The Dwyer Group, Inc.
                                     1010 N. University Parks Drive
                                     Waco, Texas  76707
                                     Attention:   General Counsel
                                     Tel:     254-745-2450
                                     Fax:     254-745-2413

                with a copy to:      Alan J. Schaeffer, Esq.
                                     Katten Muchin & Zavis
                                     1025 Thomas Jefferson Street, NW
                                     Suite 700, East Lobby
                                     Washington, DC  20007
                                     Tel:     202-625-3791
                                     Fax:     202-298-7570

Date of service of such notice shall be (i) the date such notice is personally delivered, (ii) three days after the date of mailing if sent by certified or registered mail, (iii) one day after date of delivery to the overnight courier if sent by overnight courier or (iv) the next succeeding business day after transmission by facsimile.

         8.2 Public Announcements. No party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other parties hereto subject to applicable disclosures required to be made by Buyer under federal securities law. To the extent reasonably feasible, any press release or other announcement or notice regarding the transactions contemplated by this Agreement shall be made jointly by the parties.

         8.3 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

         8.4 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on Buyer only if such amendment or waiver is set forth in a writing executed by Buyer, and provided that any such amendment or waiver will be binding upon Seller only if such amendment or waiver is set forth in a writing executed by Seller. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

         8.5 Documents. Each party will execute all documents and take such other actions as any other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

         8.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

         8.7 Expenses. Except as paid prior to the date hereof or otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it, him or her, as the case may be, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

         8.8 Construction. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Texas, without giving effect to provisions thereof regarding conflict of laws.

         8.9 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         8.10 Assignment. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement will not be assignable or delegable by any party without the prior written consent of the other parties; provided, however, that nothing in this Agreement will limit Buyer's ability to assign its rights or delegate its responsibilities, liabilities, and obligations under this Agreement to any person at any time without the consent of the other parties, except that Buyer shall not be released from any payment obligation and shall remain liable to Seller for any such payment obligation to the same extent as any assignee.

         8.11 Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:

                  "AFFILIATE" means an affiliate as defined in Rule 405 under the Securities Act of 1933, as amended, and includes any past and present Affiliate of a Person. With respect to Seller, Affiliate also includes, but is not limited to, the following entities: Just Ask, Inc., Glass Doctor Corporation, Royalties International, LLC, Marketing Promotion, Inc., SEL, Inc., Glass Doctor, Inc., Glass Doctor of Maryland, Inc., Oklahoma Glass Company, Glass Doctor of Texas, Inc., Glass Doctor of Arizona, Inc., Glass Doctor of Pennsylvania, Inc., Glass Doctor of Washington, Inc., Glass Doctor of Nevada, Inc., Glass Doctor of Utah, Inc., and Wendroff Management, Inc.,

                  "ASSET PURCHASE AGREEMENT" means that certain Asset Purchase Agreement among Buyer, the Company, GDC, and Seller.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

                  "FRANCHISED BUSINESS" means a glass replacement installation services business of the type described in GDC's Uniform Franchise Offering Circular, dated January 20, 1998

         ("UFOC") doing business as "Glass Doctor" or similar name and using the trademarks described in the UFOC or similar marks.

                  "FRANCHISEE" means any Person awarded the right to operate a Franchised Business, and any Person awarded such right subsequent to this Agreement.

                  "FRANCHISEE AFFILIATE" means an Affiliate of the Company and/or the Seller which currently operates or has been awarded the right to operate a business similar to the Franchised Business.

                  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as of the date of determination, consistently applied.

                  "HAZARDOUS WASTES" means (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. `9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. `6901 et seq., and any other Environmental and Safety Requirements; (B) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. "2011 et seq.; (D) asbestos in any form or condition; and (E) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

                  "LIENS" means any claims, liens, charges, restrictions, options, preemptive rights, mortgages, hypothecations, assessments, pledges, encumbrances or security interests of any kind or nature whatsoever.

                  "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or government (whether Federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

                  "PLAN AFFILIATE" means any person or entity with which the Company constitutes (or has ever constituted) all or part of a controlled group of corporations, a group of trades or businesses under common control or an affiliated service group, as those terms are defined in Section 414 of the Code.

                  "PROPRIETARY RIGHTS" means all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); the Trademarks and all other trademarks, service marks, trade dress, trade names and corporate names; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and franchisee, customer and supplier lists and related information and all other proprietary rights.

                  "TAX" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

                  "TAX RETURNS" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting Schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                  "TRADEMARKS" means the registered marks:

                           "Glass Doctor" Nos. 0886720 and 1,066,929
                           Glass Doctor Logo No. 1,066,930
                           "We Fix Your Panes" No. 1,075,590

                  "TRANSACTION DOCUMENTS" means all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement.

         8.12 Entire Agreement. This Agreement, the Preamble and all the Schedules attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

         8.13 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

         8.14  Interpretative Matters.  Unless the context otherwise requires,
(a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, and
(c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and the term "including" shall mean by way of example and not by way of limitation.

         8.15 Knowledge. Where any representation or warranty of Seller contained in this Agreement is expressly qualified by reference "to the knowledge of," it refers to the knowledge of Seller and/or the directors, officers and senior managers of the Company and its Affiliates as to the existence or absence of facts that are the subject of such representations and warranties after consultation with and due inquiry of all of the directors, officers and senior managers of the Company which is assumed to have been made and acknowledged by Seller, it being understood that Seller has not made any other independent investigation or consulted with any outside third parties, other than the Company's accountants and legal counsel.

         8.16 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:


----------------------
Barton G. Tracy


COMPANY:                                      BUYER:

GLASSMARKS, INC.                        THE DWYER GROUP, INC.



By:                                            By:
   ----------------------------                    ----------------------------
    Barton G. Tracy, President                     Robert Tunmire, President &
                                                   CEO

                                    EXHIBITS

Exhibit 2.2.2                       Term Note

Exhibit 5.2-D                       Form of Opinion

Exhibit 5.2-G                       Form of Trademark License Termination Agreement

Exhibit 5.2-K                       Form of Release

Exhibit 7.3                         Form of Lock-Up and Registration Rights Agreement


                                    SCHEDULES

Schedule 2.3                        Liabilities and Obligations

Schedule 3.2                        Jurisdictions Where Qualified

Schedule 3.4                        Officers and Directors

Schedule 3.9                        Liabilities

Schedule 3.10-B                     Accounts Receivable

Schedule 3.10-C                     Accounts Payable

Schedule 3.12                       Material Contracts

Schedule 3.13                       Leased Real Property

Schedule 3.14                       Personal Property

Schedule 3.15                       Litigation

Schedule 3.17                       Intellectual Property

Schedule 3.19                       Conduct in Ordinary Course

Schedule 3.20                       Insurance Policies

Schedule 3.21                       Bank Accounts

Schedule 3.22                       Licenses and Permits


Schedule 3.23                       Employee Benefit Plans

Schedule 3.24                       Hazardous Wastes

Schedule 3.25                       Salaries

Schedule 3.26                       Personnel Agreements, Plans and Arrangements

Schedule 3.27                       Workers' Compensation

Schedule 3.29                       Affiliate Transactions